Exhibit 7.05

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), by and among Vimicro China (Parent) Limited, an exempted company incorporated in the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, an exempted company incorporated in the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the shareholders of Vimicro International Corporation, an exempted company incorporated in the Cayman Islands (the “Company”), listed on the signature page hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”), is made and entered into as of September 15, 2015. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

WHEREAS, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and the Company, pursuant to which Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and the Company shall remain as the Surviving Corporation;

WHEREAS, as a result of the Merger, the Company shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Merger, including the obligations of Merger Sub set forth in this Agreement, and references in this Agreement to Merger Sub encompass the Surviving Corporation after the Merger;

WHEREAS, each Rollover Shareholder desires to contribute the number of Company Shares, ADSs and Company Options shown on Schedule 1 hereto opposite its name (collectively, the “Rollover Shares”) to Parent immediately prior to the Effective Time, in exchange for the number of common shares of Parent shown on Schedule 1 hereto opposite its name (the “Parent Issued Securities”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.   Definitions. The following terms are defined as follows:

“Rollover Effective Time” means the time immediately prior to the Effective Time.

“SAFE” means the State Administration of Foreign Exchange.

“SAFE Circular” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014.

“Shareholders Agreement” means the Shareholders Agreement among Parent, the Rollover Shareholders and the other shareholders of Parent, to be entered into on or about the Closing Date.

2.   Contribution of Rollover Shares. At the Rollover Effective Time, each Rollover Shareholder shall contribute the Rollover Shares held by it to the capital of Parent and Parent shall accept as a contribution the Rollover Shares. At the Rollover Effective Time, Parent shall issue to each Rollover Shareholder common shares of Parent, par value $0.0001 (the “Parent Issued Securities”) at a consideration per share equal to its par value. The number of Rollover Shares to be contributed by and of Parent Issued Securities to be issued to each Rollover Shareholder in accordance with this Section 2 is set forth next to such Rollover Shareholder's name on Schedule 1 hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Issued Securities shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled at the Closing as contemplated by the Merger Agreement, and (b) such Rollover Shareholder shall have no right to any Per Share Merger Consideration or Per ADS Merger Consideration in respect of the Rollover Shares held by such Rollover Shareholder.

3.   Equity Interests Other Than Rollover Shares. Other than for the Rollover Shares, all equity securities of the Company (including, for the avoidance of doubt, Company Options and other Company Shares) held by each Rollover Shareholder shall be treated at the Effective Time and upon consummation of the Merger as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

4.   Conditions. (a) The consummation of the contribution by each Rollover Shareholder of the Rollover Shares pursuant to Section 2 hereof shall be subject to the satisfaction or (in the case of clauses (i), (ii) and (iii)) waiver by such Rollover Shareholder of the following conditions: (i) the execution and delivery to such Rollover Shareholder by Parent of a copy of the Shareholders Agreement duly executed by Parent; (ii) that the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date; (iii) that Parent shall have performed or complied with in all material respects all covenants required to be performed or complied with by it under this Agreement; (iv) the issuance of the Parent Issued Securities to which such Rollover Shareholder is entitled under Section 2 concurrently with such contribution; and (v) the consummation of the Merger immediately following such contribution.

(b) The consummation of the issuance of the Parent Issued Securities by Parent to each Rollover Shareholder pursuant to Section 2 hereof shall be subject to the satisfaction or (in the case of clauses (v), (w) and (x)) waiver by Parent of the following conditions: (v) the execution and delivery by each Rollover Shareholder of a copy of the Shareholders Agreement duly executed by such Rollover Shareholder, (w) that the representations and warranties of such Rollover Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date; (x) that such Rollover Shareholder shall have performed or complied with in all material respects all covenants required to be performed or complied with by it under this Agreement; (y) the contribution by such Rollover Shareholder of the Rollover Shares to be contributed by it under Section 2 and (z) the consummation of the Merger immediately following such issuance of the Parent Issued Securities.

5.   Status of the Parent Issued Securities. The Parent Issued Securities issued to the Rollover Shareholder in consideration for the Rollover Shares shall be issued and credited as fully paid as of the Effective Time.

6.   Representations and Warranties by the Rollover Shareholders. Each Rollover Shareholder hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Rollover Effective Time, that:

(a)   this Agreement constitutes the legal, valid and binding obligation of such Rollover Shareholder, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Rollover Shareholder does not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Rollover Shareholder is a party or any judgment, order or decree to which such Rollover Shareholder is subject;

(b)   the execution, delivery and performance by such Rollover Shareholder of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official, except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities “blue sky” laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of such Rollover Shareholder to perform its obligations hereunder;

(c)   such Rollover Shareholder's Parent Issued Securities will be acquired for such Rollover Shareholder's own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable federal and state securities laws;

(d)   such Rollover Shareholder is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(e)   such Rollover Shareholder understands that the Parent Issued Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the transferability of the Parent Issued Shares under the applicable laws and the Shareholders Agreement, and that for an indefinite period following the date hereof there will be no public market for the Parent Issued Shares and that, accordingly, it may not be possible for such Rollover Shareholder to sell the Parent Issued Shares in case of emergency or otherwise;

(f)   such Rollover Shareholder’s financial situation is such that such Rollover Shareholder can afford to bear the economic risk of its investment in Parent for an indefinite period of time, and such Rollover Shareholder can afford to suffer the complete loss of such Rollover Shareholder's investment in Parent;

(g)  such Rollover Shareholder and his or her representatives, including, to the extent such Rollover Shareholder deems appropriate, such Rollover Shareholder’s professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment in Parent, and such Rollover Shareholder understands and is aware of the risks related to such investment;

(h)   such Rollover Shareholder and his or her representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent and its representatives concerning the terms and conditions of the investment in Parent and related matters and to obtain all additional information which such Rollover Shareholder or his or her representatives deem necessary;

(i)   such Rollover Shareholder’s knowledge and experience in financial and business matters are such that such Rollover Shareholder is capable of evaluating the merits and risks of the investment in Parent;

(j)   such Rollover Shareholder holds of record and owns beneficially the Rollover Shares to be contributed by such Rollover Shareholder to Parent pursuant to this Agreement, free and clear of any restrictions on transfer (other than any restrictions under applicable federal and state securities laws), taxes, security interests, liens or other encumbrances;

(k)  except as disclosed in Section 7(k) of the attached Rollover Disclosure Schedule, as of the date hereof, and without regard to the disclosures in Section 7(k) of the attached Rollover Disclosure Schedule, as of the Rollover Effective Time, such Rollover Shareholder and each of its direct or indirect shareholders or beneficial owners that is a PRC resident (as defined in SAFE Circular) has taken all required steps to comply with any applicable rules and regulations of SAFE, including, without limitation, completing any registration and other procedures required by SAFE in respect of overseas investments and “round trip” investments;

(l)   except as disclosed in any of the SEC Reports, neither such Rollover Shareholder nor any of its Affiliates, nor any individual related by blood, marriage or adoption to any of its Affiliates, is a party to any material agreement, Contract, commitment or transaction with the Company or any Subsidiary of the Company or has any material interest in any property used by the Company or any Subsidiary of the Company; and

(m)  to the extent the payment of the Per Share Merger Consideration and Per ADS Merger Consideration to such Rollover Shareholder pursuant to the Merger Agreement is or may be treated as a distribution in redemption of stock for U.S. federal income Tax purposes, such distribution shall be treated as a “substantially disproportionate redemption of stock” with respect to such Rollover Shareholder pursuant to Code Section 302(b)(2) (after application of the constructive ownership rules of Code Section 318).

7.   Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants to the Rollover Shareholders, as of the date hereof and as of the Rollover Effective Time, that:

(a)   Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands;

(b)   each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(c)   this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Parent and Merger Sub does not conflict with, violate or cause a breach of any agreement, contract or instrument to which Parent or Merger Sub is a party or any judgment, order or decree to which Parent or Merger Sub is subject;

(d)   the execution, delivery and performance by Parent and Merger Sub of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities “blue sky” laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Parent or Merger Sub to perform its obligations hereunder; and

(e)   Immediately after the Closing, Parent shall have a number of shares outstanding such that the number of shares of Parent held by the Rollover Shareholders shall be as set forth on Schedule 1 hereto, assuming the contribution by each Rollover Shareholder that number of Rollover Shares as set forth on Schedule 1 hereto Other than for the shares described in the preceding sentence or as may be agreed prior to Closing by Rollover Shareholders owning no less than 80% of the Rollover Shares, immediately after the Closing, Parent shall not have issued any equity securities, securities convertible into or exchangeable for equity securities, or options or warrants to acquire the same other than common shares of Parent reserved for issuance upon the exercise of Unvested Company Options assumed by Parent pursuant to the Merger Agreement.

8.   Termination. This Agreement shall terminate and be of no further force or effect upon the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, this Section 8 and Section 12 hereof shall survive the termination of this Agreement.

9.   No Transfer. (a) Between the date of this Agreement and the consummation of the transactions contemplated by this Agreement, none of the Rollover Shareholders shall transfer, pledge, assign, encumber or otherwise dispose of any Rollover Shares and each of the Rollover Shareholders shall abide by all covenants set forth in the Voting Agreement to which such Rollover Shareholder is a party.

(b) Except as may be agreed by Parent or as permitted under the Shareholders Agreement, following the Rollover Effective Time, none of the Rollover Shareholders shall transfer, pledge, assign, encumber or otherwise dispose of any Parent Issued Securities, and each Rollover Shareholder shall procure that no indirect transfer of Parent Issued Securities is made by the direct or indirect shareholder of such Rollover Shareholder.

10.   Company Covenants. Each of the Rollover Shareholders agrees to cause the Company to perform and comply with all of its covenants and agreements set forth under the Merger Agreement that are to be performed or complied with in whole or in part prior to the Closing Date. Notwithstanding anything to the contrary set forth in the preceding sentence, the Rollover Shareholders are signing this Agreement solely and only in the Rollover Shareholders’ capacities as shareholders of the Company and, accordingly, nothing contained in this Section 10 shall in any way limit or affect any actions taken by any shareholder of any Rollover Shareholder, or any trustee of any shareholder of any Rollover Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

11.   Other Covenants. (a) Each Rollover Shareholder shall, severally but not jointly, bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any Affiliate thereof for, from and against any and all liability for Taxes imposed under PRC Law (or an official interpretation thereof) on Parent, Merger Sub and, after the Closing, the Company, or any Affiliate thereof, arising from or attributable to (i) the receipt of any Per Share Merger Consideration or Per ADS Merger Consideration (or other amounts) by such Rollover Shareholder or its Affiliates pursuant to the Merger Agreement and (ii) the receipt of Parent Issued Securities by such Rollover Shareholder or its Affiliates in exchange for the contribution of Rollover Shares to Parent pursuant to this Rollover Agreement (including, for the avoidance of doubt, any PRC withholding Taxes imposed on Parent, Merger Sub, the Company or any Affiliate thereof with respect to the payment of such amounts described in clauses (i) and (ii) above).

(b) Each Rollover Shareholder shall use its reasonable best efforts to obtain, or cooperate with the Company such that Parent, Merger Sub and/or the Company (as applicable) shall obtain, prior to the Closing, from all applicable PRC Governmental Authorities, written documentation evidencing that all of the Permits required for the good standing of the Subsidiaries of the Company or relating to “round trip” investments in respect of the Company or overseas investment by such Rollover Shareholder or any of its Affiliates or beneficial owners who are PRC residents (as defined under SAFE Circular) and are subject to any of the registration or reporting requirements of SAFE Circular, have been obtained as required by applicable PRC Law.

(c) The parties to this Agreement agree to treat the payment of the Per Share Merger Consideration or Per ADS Merger Consideration to each Rollover Shareholder pursuant to the Merger Agreement as made in pursuance to a sale or exchange of a capital asset for U.S. federal income tax purposes. The parties to this Agreement further agree that the payment of the Per Share Merger Consideration or Per ADS Merger Consideration will not be subject to withholding Taxes under Chapter 3 of the Code or under PRC law.

(d) At Parent's request, each Rollover Shareholder shall provide to Parent such information as may be reasonably necessary for Parent or its direct or indirect owners to file their U.S. federal, state, local, and non-U.S. Tax Returns (including historic cost basis information).

(e) Each Rollover Shareholder and Parent shall each negotiate the terms and conditions of the Shareholders Agreement in good faith such that the condition set forth in Section 4(a)(i) and Section 4(b)(v), respectively, shall be satisfied.

12.   Miscellaneous.

(a)   Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

Suite #4-210, Governors Square

23 Lime Tree Bay Avenue

PO Box 32311

Grand Cayman KY1-1209

Cayman Islands

with a copy to:

16/F Shining Tower

No. 35 Xueyuan Road

Haidian District, Beijing 100191

People’s Republic of China

Attention: Kevin Jin

with a copy (which shall not constitute notice) to:

Suite 2101, Building C, Yintai Center

#2 Jianguomenwai Ave.
Chaoyang District
Beijing 100022, China

Attention: Steven Liu

Facsimile No.: +86-10-5680-3889

If to the Rollover Shareholder, to the address set forth on the signature page hereto under the Rollover Shareholder's name, or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

(b)   Survival. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely; provided that (i) the representations and warranties contained in Section 6(l) of this Agreement shall survive the Closing for a period of one year following the Closing and (ii) the representations and warranties contained in Sections 6(k) and 7(m) of this Agreement shall survive the Closing for the applicable statute of limitations.

(c)   Tax-Free Exchange. The parties hereto intend that for U.S. federal tax purposes, the contribution of the Rollover Shares by each Rollover Shareholder and the receipt of the Parent Issued Securities by each Rollover Shareholder be treated collectively as a transaction governed by Section 721 of the Code, and none of such parties shall take any contrary position unless otherwise required by a change in applicable law; provided, however under no circumstances is it guaranteed that any contribution of the Rollover Shares by the Rollover Shareholders and the receipt of Parent Issued Securities by the Rollover Shareholders will be governed by Section 721 of the Code, and the parties hereto acknowledge and agree that it is in their best interests to consult their own advisors and to draw their own conclusions relating to the applicability of Section 721 of the Code.

(d)   Time of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon any day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(e)   Further Assurances. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery (including the delivery by each Rollover Shareholder to Parent or Merger Sub of certificates representing the Rollover Shares) and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

(f)   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and the Rollover Shareholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

(g)   Entire Agreement. This Agreement, the Merger Agreement and the Voting Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(h)   Specific Performance. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor. Each party hereto agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, each party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(i)   Amendment and Waiver. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of Parent and each Rollover Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(j)   Delivery by Facsimile and Electronically. This Agreement and any signed agreement or instrument entered into in connection thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense.

(k)   Applicable Law; Dispute Resolution. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of New York. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 12(k). The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 12(k). The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators, which shall be designated as set forth in Section 10.9 of the Merger Agreement. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 12(k) shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 12(a) of this Agreement.

(l)   Waiver of Jury Trial. . EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(L).

(m)   No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

(n)   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that prior to the Closing, Parent or Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment by Parent or Merger Sub, as applicable, of the Merger Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(o)   Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

(p)   Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(q)   Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro China (Parent) Limited

By:	/s/ Zhaowei (Kevin) Jin
Name:	Zhaowei (Kevin) Jin
Title:	Director

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro China Acquisition Limited

By:	/s/ Zhaowei (Kevin) Jin
Name:	Zhaowei (Kevin) Jin
Title:	Director

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Beijing Corporation

By:	/s/ Zhonghan (John) Deng
Name:	Zhonghan (John) Deng
Title:	Director
Address:
15/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Shenzhen Corporation

By:	/s/ Zhaowei (Kevin) Jin
Name:	Zhaowei (Kevin) Jin
Title:	Director
Address:
15/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Tianjin Corporation

By:	/s/ Xiaodong (Dave) Yang
Name:	Xiaodong (Dave) Yang
Title:	Director
Address:
16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhonghan (John) Deng

/s/ Zhonghan (John) Deng

Address:
15/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhaowei (Kevin) Jin

/s/ Zhaowei (Kevin) Jin

Address:
15/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Xiaodong (Dave) Yang

/s/ Xiaodong (Dave) Yang

Address:
16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Alpha Spring Limited

By:	/s/ Zan Shengda
Name:	Zan Shengda
Title:	Director
Address: Room 906, Bank of Shanghai Tower, 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China

Signature Page to the Rollover Agreement

Schedule 1

Name	Rollover Shares		Parent Issued Securities
Zhonghan (John) Deng	8,856,368	[1]
Vimicro Beijing Corporation	4,513,192	[2]	73,219,607
Zhaowei (Kevin) Jin	4,093,620	[3]
Vimicro Shenzhen Corporation	1,791,851	[4]	14,356,786
Xiaodong (Dave) Yang	1,400,000	[5]
Vimicro Tianjin Corporation	7,214,072		8,614,071
Alpha Spring Limited	35,530,000	[6]	47,377,393

1 This amount includes 8,856,368 Company Options.

2 This amount includes (a) 4,453,192 Company Shares and (b) 15,000 ADSs, representing 60,000 Company Shares.

3 This amount includes 4,093,620 Company Options.

4 This amount includes (a) 1,391,851 Company Shares and (b) 100,000 ADSs, representing 400,000 Company Shares.

5 This amount consists of 1,400,000 Company Options.

6 This amount includes (a) 31,250,000 Company Shares and (b) 1,070,000 ADSs, representing 4,280,000 Company Shares.